Exhibit 99.1

CONTACT: Investor Relations Corporate Communications
404-715-2170 404-715-2554
InvestorRelations@delta.com Media@delta.com

Delta Air Lines Announces September Quarter 2025 Financial Results

Record September quarter revenue with positive momentum through the quarter

Outlook for December quarter operating margin of 10.5 to 12 percent with adjusted EPS of $1.60 to $1.90

Expect full year adjusted EPS of approximately $6, in the upper half of July guidance

Full year free cash flow outlook of $3.5 to $4 billion, in line with long-term targets

ATLANTA, October 9, 2025 – Delta Air Lines (NYSE: DAL) today reported financial results for the September quarter and provided its outlook for the December quarter and full year 2025. Highlights of the September quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“Delta's competitive advantages and differentiation have never been more evident, and thanks to the hard work of our people, we continue to elevate the customer experience and extend our industry leadership. We delivered September quarter results at the top end of our expectations on a combination of strong execution and improving fundamentals," said Ed Bastian, Delta’s chief executive officer.

"Momentum is continuing into the final stretch of our Centennial year, positioning us to deliver strong December quarter earnings. Looking to 2026, Delta is well positioned to deliver top-line growth, margin expansion and earnings improvement consistent with our long-term financial framework."

September Quarter 2025 GAAP Financial Results

•Operating revenue of $16.7 billion
•Operating income of $1.7 billion with an operating margin of 10.1 percent
•Pre-tax income of $1.8 billion with a pre-tax margin of 10.7 percent
•Earnings per share of $2.17
•Operating cash flow of $1.8 billion
•Payments on debt and finance lease obligations of $459 million
•Total debt and finance lease obligations of $14.9 billion at quarter end

September Quarter 2025 Non-GAAP Financial Results

•Operating revenue of $15.2 billion
•Operating income of $1.7 billion with an operating margin of 11.2 percent
•Pre-tax income of $1.5 billion with a pre-tax margin of 9.8 percent
•Earnings per share of $1.71
•Operating cash flow of $1.8 billion

Financial Guidance1

FY 2025
Earnings Per Share	Approx. $6
Free Cash Flow ($B)	$3.5 - $4
Gross Leverage[2]	Less than 2.5x

4Q25
Total Revenue YoY	Up 2% - 4%
Operating Margin	10.5% - 12%
Earnings Per Share	$1.60 - $1.90
1Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures
2Adjusted debt to EBITDAR

Revenue Environment and Outlook

"Delta generated record September quarter revenue of $15.2 billion, up 4.1 percent year-over-year, reflecting the strength of our diverse, high margin revenue streams and improving Domestic fundamentals. Over the last 6 weeks, sales trends have accelerated across all geographies and in every advance purchase window, positioning Delta to finish the year with momentum. For the December quarter, we expect total revenue growth of 2 percent to 4 percent over last year’s record performance, with healthy sequential unit revenue improvement driven by continued Domestic strength and meaningful improvement in Transatlantic unit revenue," said Glen Hauenstein, Delta's president.

•Record September quarter revenue reflecting the strength of Delta's brand: September quarter total revenue increased 4.1 percent over prior year to a record $15.2 billion, led by premium, corporate and loyalty. Adjusted total unit revenue (TRASM) growth improved 3.5 points sequentially, with the September quarter up 0.3 percent over prior year. Consistent with previous disclosures, year-over-year comparisons for the September quarter benefitted from lapping last year's CrowdStrike-caused outage, including 2.6 points on total revenue growth and 1.1 points on total unit revenue growth. The December quarter outlook for revenue growth of 2 percent to 4 percent reflects healthy sequential improvement in underlying revenue and unit revenue trends.
•Diverse, high-margin revenue streams leading growth: Delta’s diversified revenue base contributed 60 percent of total revenue in the third quarter and grew double-digits year-over-year. Premium revenue grew 9 percent compared to the September quarter of 2024, with improvement across all products. Loyalty revenue increased 9 percent year-over-year as SkyMiles members continue to deepen engagement beyond flight. American Express remuneration of $2 billion grew 12 percent over prior year, driven by double-digit co-brand spend growth.
•Improving Domestic revenue environment: Domestic passenger revenue grew 5 percent year-over-year, supported by an acceleration in corporate sales, continued strength in premium cabins and an inflection in main cabin unit revenue growth. Domestic unit revenue grew 2 percent over prior year during the quarter and is expected to remain positive in the December quarter.
•Corporate sales* rebounding with sequential improvement across all sectors: Corporate sales were up 8 percent over prior year in the third quarter. Recent corporate survey results indicate that roughly 90 percent of companies expect their travel volume to increase or remain steady in 2026, 5 points higher than last year's survey at this time.
*Corporate sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

"Our teams continue to deliver for our customers, achieving operational performance that has led the industry. Non-fuel unit cost growth was approximately flat compared to prior year, bringing year-to-date non-fuel unit cost growth to less than 2 percent, consistent with our low-single digit guidance at the start of the year even as we reduced capacity post summer to align to demand,” said Dan Janki, Delta’s chief financial officer.

September Quarter 2025 Cost Performance

•Operating expense of $15.0 billion and adjusted operating expense of $13.5 billion
•Adjusted non-fuel costs of $10.6 billion
•Non-fuel CASM was 13.35¢, an increase of 0.3 percent year-over-year
•Adjusted fuel expense of $2.6 billion was down 8 percent year-over-year
•Adjusted fuel price of $2.25 per gallon decreased 11 percent year-over-year with a refinery benefit of 5¢ per gallon

Balance Sheet, Cash and Liquidity

"With strong cash generation through the year, we have paid down nearly $2 billion in debt year-to-date, bringing gross leverage to 2.4x at the end of the quarter," Janki said. "For the full year, we expect free cash flow of $3.5 to $4 billion. This outlook is within our long-term target range and enables us to pay down debt while continuing to reinvest in the business and return cash to shareholders."

•Adjusted net debt of $15.6 billion at September quarter end, a reduction of $2.4 billion from the end of 2024
•Payments on debt and finance lease obligations for the September quarter of $459 million
•Weighted average interest rate of 4.5 percent with 95 percent fixed rate debt and 5 percent variable rate debt
•Adjusted operating cash flow in the September quarter of $1.8 billion, and with gross capital expenditures of $1.1 billion, free cash flow was $833 million
•Air Traffic Liability ended the quarter at $8.2 billion
•Liquidity* of $6.9 billion at quarter-end, including $3.1 billion in undrawn revolver capacity
*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

September Quarter 2025 Highlights

Operations, Network and Fleet
•Operated the most on-time airline year-to-date, leading competitive set in on-time departures and arrivals and network peers in completion factor1
•Took delivery of 31 aircraft year-to-date and 12 in the September quarter, including the A330-900, A321neo and A220-300
•Retired 6 aircraft during the September quarter, bringing the total to 20 retirements year-to-date
•For the first time, Delta invited its SkyMiles Members and employees to choose two of its newest island destinations from New York-JFK: Sardinia and Malta, both launching in summer 2026
•Announced new and expanded service in Austin beginning in late 2025 and in the first half of 2026, serving nearly 30 destinations and furthering strategic growth in the city into next year
•Continued investment in the Transatlantic network with the announcement of new routes from Boston to Madrid and Nice, increased service to Barcelona and Milan, and new direct flights from Seattle to Barcelona and Rome, starting May 2026
•Announced first ever U.S. carrier nonstop service from New York-JFK to Porto, Portugal, starting May 2026
•Announced new Hong Kong route from LAX starting June 2026, expanding Transpacific connectivity to one of the top business travel and cargo markets globally

Culture and People
•Accrued $986 million in profit sharing year-to-date towards next February's payout
•Earned Great Place To Work® Certification™ for the seventh year based on the Trust Index survey of Delta Employees
•Named No. 2 on the Forbes 2025 list of the World's Best Employers, up from No. 6 in 2024 and the only U.S. airline to rank in the top 100
•Ranked No. 3 on the 2025 PEOPLE Companies that Care List, the only airline to make the list
•Named the top American employer in Georgia, Michigan and Utah by Forbes in its seventh annual list of Best Employers by State
•Received the Corporate Citizenship Award from the Boston Business Journal as one of the Most Charitable Companies in Massachusetts, the only airline to be recognized
•Over 900 Delta people volunteered with the 9/11 Day organization in 15 cities across the U.S. on 9/11 to assemble meals for Americans facing food insecurity
•Hosted annual Women Inspiring the Next Generation (WING) flight, bringing 130 girls to NASA's Kennedy Space Center, exposing girls to career opportunities in aviation

Customer Experience and Loyalty
•Launched YouTube as the newest partner to join Delta’s industry-leading in-flight entertainment experience, bringing access to ad-free content to customers across seatback screens and personal devices
•More than 1 million SkyMiles Members linked their accounts with Uber, making it easier for customers to earn miles in their everyday activities
•Led network peers in the Travel + Leisure 2025 World’s Best Awards survey in its Readers' 10 Favorite Airlines in the U.S. of 2025 list
•Expanded the advanced meal selection option to Delta Comfort customers on select international flights
•Named the Best Airline Entertainment winner in the 2025 Rolling Stone Travel Awards, recognizing Delta's best-in-class content and entertainment offerings
•Continued the roll out of fast, free Wi-Fi for SkyMiles Members with nearly 1,000 aircraft equipped
•Unveiled SHOWCASE, a new, more valuable digital experience for managed corporate travel, rolling out to corporate accounts later this year and replacing the current Delta Professional site

Environmental Sustainability
•Announced new partnership with Maeve Aerospace, Delta's fifth Sustainable Skies Lab revolutionary fleet partner, to advance the development of its hybrid-electric regional aircraft
•In collaboration with Shell and Portland International Airport (PDX), Delta took delivery of Sustainable Aviation Fuel (SAF) into the PDX fuel system, marking the first commercial-scale SAF uplift at PDX

1FlightStats preliminary data for Delta flights system wide, Delta's competitive set (AA, UA, B6, AS, WN, and DL) and Delta's network peers (AA, UA, and DL) from Jan 1 - Sept 30, 2025. On-time is defined as A0

September Quarter 2025 Results

September quarter results have been adjusted primarily for third-party refinery sales and gains/losses on investments as described in the reconciliations in Note A.

	GAAP		$ Change		% Change
($ in millions except per share and unit costs)	3Q25	3Q24
Operating income	1,684	1,397	287		21%
Operating margin	10.1%	8.9%	1.2	pts	13%
Pre-tax income	1,777	1,561	216		14%
Pre-tax margin	10.7%	10.0%	0.7	pts	7%
Net income	1,417	1,272	145		11%
Diluted earnings per share	2.17	1.97	0.20		10%
Operating revenue	16,673	15,677	996		6%
Total revenue per available seat mile (TRASM) (cents)	21.09	20.58	0.51		2%
Operating expense	14,989	14,280	709		5%
Cost per available seat mile (CASM) (cents)	18.96	18.75	0.21		1%
Fuel expense	2,570	2,747	(177)		(6)%
Average fuel price per gallon	2.26	2.51	(0.25)		(10)%
Operating cash flow	1,847	1,274	573		45%
Capital expenditures	1,160	1,328	(168)		(13)%
Total debt and finance lease obligations	14,879	17,697	(2,818)		(16)%

	Adjusted		$ Change		% Change
($ in millions except per share and unit costs)	3Q25	3Q24
Operating income	1,695	1,373	322		23%
Operating margin	11.2%	9.4%	1.7	pts	19%
Pre-tax income	1,483	1,254	229		18%
Pre-tax margin	9.8%	8.6%	1.2	pts	14%
Net income	1,120	971	149		15%
Diluted earnings per share	1.71	1.50	0.21		14%
Operating revenue	15,197	14,594	603		4.1%
TRASM (cents)	19.22	19.16	0.06		0.3%
Operating expense	13,502	13,221	281		2%
Non-fuel cost	10,551	10,130	421		4%
Non-fuel unit cost (CASM-Ex) (cents)	13.35	13.30	0.05		0.3%
Fuel expense	2,559	2,771	(212)		(8)%
Average fuel price per gallon	2.25	2.53	(0.28)		(11)%
Operating cash flow	1,816	1,276	540		42%
Free cash flow	833	95	738		NM
Gross capital expenditures	1,113	1,270	(157)		(12)%
Adjusted net debt	15,586	18,682	(3,096)		(17)%

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,000 peak day Delta and Delta Connection flights to more than 300 destinations on six continents, connecting people to places and to each other.

Delta served more than 200 million customers in 2024 – safely, reliably and with industry-leading customer service innovation – and was recognized by J.D. Power this year for being No. 1 in Premium Economy Passenger Satisfaction. The airline also was recognized as the top U.S. airline by the Wall Street Journal and as North America’s most on-time airline in 2024 and our people earned the Platinum Award for Operational Excellence from Cirium.

We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people's genuine, enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

A founding member of the SkyTeam alliance and powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the awards from J.D. Power and Cirium, Delta has been recognized among Fast Company’s Most Innovative Companies; the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; one of Glassdoor’s Best Places to Work; the top carrier for business travelers by Business Travel News; and topped 5 categories, including the Best U.S. Airline award, in Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light as one of the most community minded companies in the U.S. and the best U.S. airline by the Points Guy for the past seven years.

Forward Looking Statements
Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; increases in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta that operates the Trainer refinery; failure to receive the expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial and other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of environmental regulation, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Operating Revenue:
Passenger	$13,506	$13,107	$399	3%	$38,852	$38,079	$773	2%
Cargo	233	196	37	19%	654	574	80	14%
Other	2,934	2,374	560	24%	7,855	7,431	424	6%
Total operating revenue	16,673	15,677	996	6%	47,361	46,084	1,277	3%

Operating Expense:
Salaries and related costs	4,443	4,231	212	5%	12,928	12,035	893	7%
Aircraft fuel and related taxes	2,570	2,747	(177)	(6)%	7,439	8,157	(718)	(9)%
Ancillary businesses and refinery	1,724	1,250	474	38%	4,383	4,083	300	7%
Contracted services	1,166	1,069	97	9%	3,442	3,134	308	10%
Landing fees and other rents	921	832	89	11%	2,650	2,347	303	13%
Regional carrier expense	649	600	49	8%	1,913	1,731	182	11%
Aircraft maintenance materials and outside repairs	667	627	40	6%	1,904	1,990	(86)	(4)%
Passenger commissions and other selling expenses	645	643	2	—%	1,869	1,865	4	—%
Depreciation and amortization	614	643	(29)	(5)%	1,823	1,878	(55)	(3)%
Passenger service	485	463	22	5%	1,397	1,339	58	4%
Profit sharing	392	320	72	23%	986	964	22	2%
Aircraft rent	135	137	(2)	(1)%	408	411	(3)	(1)%
Other	578	718	(140)	(19)%	1,864	1,872	(8)	—%
Total operating expense	14,989	14,280	709	5%	43,006	41,806	1,200	3%

Operating Income	1,684	1,397	287	21%	4,355	4,278	77	2%

Non-Operating Income/(Expense):
Interest expense, net	(171)	(173)	2	(1)%	(521)	(567)	46	(8)%
Gain/(loss) on investments, net	311	350	(39)	(11)%	1,007	(73)	1,080	NM
Loss on extinguishment of debt	(6)	—	(6)	NM	(26)	(36)	10	(28)%
Miscellaneous, net	(41)	(13)	(28)	NM	(143)	(146)	3	(2)%
Total non-operating income/(expense), net	93	164	(71)	(43)%	317	(822)	1,139	NM

Income Before Income Taxes	1,777	1,561	216	14%	4,672	3,456	1,216	35%

Income Tax Provision	(360)	(289)	(71)	25%	(886)	(842)	(44)	5%

Net Income	$1,417	$1,272	$145	11%	$3,786	$2,614	$1,172	45%

Basic Earnings Per Share	$2.18	$1.98			$5.85	$4.08
Diluted Earnings Per Share	$2.17	$1.97			$5.80	$4.04

Basic Weighted Average Shares Outstanding	649	641			648	640
Diluted Weighted Average Shares Outstanding	654	647			653	647

DELTA AIR LINES, INC.
Passenger Revenue
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Ticket - Main cabin	$6,063	$6,309	$(246)	(4)%	$17,771	$18,450	$(679)	(4)%
Ticket - Premium products	5,796	5,336	460	9%	16,402	15,377	1,025	7%
Loyalty travel awards	1,108	978	130	13%	3,140	2,798	342	12%
Travel-related services	539	484	55	11%	1,539	1,454	85	6%
Passenger revenue	$13,506	$13,107	$399	3%	$38,852	$38,079	$773	2%

DELTA AIR LINES, INC.
Other Revenue
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Refinery	$1,476	$1,083	$393	36%	$3,680	$3,520	$160	5%
Loyalty program	847	820	27	3%	2,509	2,451	58	2%
Ancillary businesses	256	161	95	59%	710	554	156	28%
Miscellaneous	355	310	45	15%	956	906	50	6%
Other revenue	$2,934	$2,374	$560	24%	$7,855	$7,431	$424	6%

DELTA AIR LINES, INC.
Total Revenue
(Unaudited)

		Increase (Decrease)
		3Q25 vs 3Q24
Revenue	3Q25 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$9,103	5%	2%	4%	4%
Atlantic	2,977	(2)%	(7)%	(5)%	5%
Latin America	759	(3)%	—%	1%	(2)%
Pacific	667	3%	(4)%	(6)%	7%
Passenger Revenue	$13,506	3%	(1)%	1%	4%
Cargo Revenue	233	19%
Other Revenue	2,934	24%
Total Revenue	$16,673	6%	2%
Third Party Refinery Sales	(1,476)
Total Revenue, adjusted	$15,197	4.1%	0.3%

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Change	2025	2024	Change
Revenue passenger miles (millions)	67,621	66,310	2%	189,717	185,757	2%
Available seat miles (millions)	79,054	76,162	4%	225,099	216,360	4%
Passenger mile yield (cents)	19.97	19.77	1%	20.48	20.50	—%
Passenger revenue per available seat mile (cents)	17.08	17.21	(1)%	17.26	17.60	(2)%
Total revenue per available seat mile (cents)	21.09	20.58	2%	21.04	21.30	(1)%
TRASM, adjusted - see Note A (cents)	19.22	19.16	—%	19.41	19.67	(1)%
Cost per available seat mile (cents)	18.96	18.75	1%	19.11	19.32	(1)%
CASM-Ex - see Note A (cents)	13.35	13.30	—%	13.73	13.48	2%
Passenger load factor	86%	87%	(1) pt	84%	86%	(2) pts
Fuel gallons consumed (millions)	1,138	1,096	4%	3,226	3,093	4%
Average price per fuel gallon	$2.26	$2.51	(10)%	$2.31	$2.64	(12)%
Average price per fuel gallon, adjusted - see Note A	$2.25	$2.53	(11)%	$2.31	$2.64	(12)%

DELTA AIR LINES, INC.
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	September 30,
(in millions)	2025	2024
Cash Flows From Operating Activities:
Net income	$1,417	$1,272
Depreciation and amortization	614	643
(Gain) loss on fair value investments	(307)	(346)
Changes in air traffic liability	(728)	(1,135)
Changes in profit sharing	392	321
Changes in balance sheet and other, net	459	519
Net cash provided by operating activities	1,847	1,274

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(930)	(1,053)
Ground property and equipment, including technology	(230)	(275)
Redemption of short-term investments	—	117
Other, net	125	88
Net cash used in investing activities	(1,035)	(1,123)

Cash Flows From Financing Activities:
Proceeds from long-term obligations	217	—
Payments on debt and finance lease obligations	(459)	(263)
Cash dividends	(122)	(96)
Other, net	(6)	(13)
Net cash used in financing activities	(370)	(372)

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash Equivalents	442	(221)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,529	4,507
Cash, cash equivalents and restricted cash equivalents at end of period	$3,971	$4,286

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,791	$3,969
Restricted cash included in prepaid expenses and other	97	97
Other assets:
Restricted cash included in other noncurrent assets	83	220
Total cash, cash equivalents and restricted cash equivalents	$3,971	$4,286

DELTA AIR LINES, INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in millions)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,791	$3,069
Accounts receivable, net	3,612	3,224
Fuel, expendable parts and supplies inventories, net	1,543	1,428
Prepaid expenses and other	2,284	2,123
Total current assets	11,230	9,844

Property and Equipment, Net:
Property and equipment, net	39,372	37,595

Other Assets:
Operating lease right-of-use assets	6,198	6,644
Goodwill	9,753	9,753
Identifiable intangibles, net	5,968	5,975
Equity investments	3,883	2,846
Other noncurrent assets	3,219	2,715
Total other assets	29,021	27,933
Total assets	$79,623	$75,372

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,106	$2,175
Current maturities of operating leases	743	763
Air traffic liability	8,165	7,094
Accounts payable	5,022	4,650
Accrued salaries and related benefits	4,434	4,762
Loyalty program deferred revenue	4,654	4,314
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,025	1,812
Total current liabilities	28,249	26,670

Noncurrent Liabilities:
Debt and finance leases	12,773	14,019
Noncurrent operating leases	5,356	5,814
Pension, postretirement and related benefits	3,051	3,144
Loyalty program deferred revenue	4,468	4,512
Deferred income taxes, net	2,961	2,176
Other noncurrent liabilities	3,943	3,744
Total noncurrent liabilities	32,552	33,409

Commitments and Contingencies

Stockholders' Equity:	18,822	15,293
Total liabilities and stockholders' equity	$79,623	$75,372

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Realized gain on sale of investments. This adjustment relates to gains on the sale of investments generated in adjusted results that had previously been included in GAAP results. During the September 2024 quarter, we sold a portion of our investment in CLEAR. Adjusting for this gain allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			3Q25 vs 3Q24 % Change
(in millions)	September 30, 2025	December 31, 2024	September 30, 2024
Operating revenue	$16,673	$15,559	$15,677
Adjusted for:
Third-party refinery sales	(1,476)	(1,122)	(1,083)
Operating revenue, adjusted	$15,197	$14,437	$14,594	4.1%

	Three Months Ended				3Q25 vs 3Q24 % Change	2Q25 vs 2Q24 % Change
	September 30, 2025	June 30, 2025	September 30, 2024	June 30, 2024
TRASM (cents)	21.09	21.44	20.58	22.31
Adjusted for:
Third-party refinery sales	(1.87)	(1.47)	(1.42)	(1.68)
TRASM, adjusted	19.22	19.97	19.16	20.64	0.3%	(3.2)%

Operating Income, adjusted

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Operating income	$1,684	$1,397
Adjusted for:
MTM adjustments and settlements on hedges	11	(24)
Operating income, adjusted	$1,695	$1,373

Operating Margin, adjusted

	Three Months Ended
	September 30, 2025	September 30, 2024
Operating margin	10.1%	8.9%
Adjusted for:
Third-party refinery sales	1.0	0.6
MTM adjustments and settlements on hedges	0.1	(0.2)
Operating margin, adjusted	11.2%	9.4%

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	September 30, 2025			September 30, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,777	$(360)	$1,417	$2.17
Adjusted for:
MTM adjustments on investments	(311)
MTM adjustments and settlements on hedges	11
Loss on extinguishment of debt	6
Non-GAAP	$1,483	$(363)	$1,120	$1.71

	Three Months Ended			Three Months Ended
	September 30, 2024			September 30, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,561	$(289)	$1,272	$1.97
Adjusted for:
MTM adjustments on investments	(350)
MTM adjustments and settlements on hedges	(24)
Realized gain on sale of investments	67
Non-GAAP	$1,254	$(282)	$971	$1.50

Pre-Tax Margin, adjusted

	Three Months Ended
	September 30, 2025	September 30, 2024
Pre-tax margin	10.7%	10.0%
Adjusted for:
Third-party refinery sales	0.9	0.6
MTM adjustments on investments	(1.9)	(2.2)
MTM adjustments and settlements on hedges	0.1	(0.2)
Realized gain on sale of investments	—	0.4
Pre-tax margin, adjusted	9.8%	8.6%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We adjust for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Net cash provided by operating activities	$1,847	$1,274
Adjusted for:
Net cash flows related to certain airport construction projects and other	(31)	2
Operating cash flow, adjusted	$1,816	$1,276

Operating revenue, adjusted related to premium products and diverse revenue streams

	Three Months Ended		3Q25 vs 3Q24 Change
(in millions)	September 30, 2025	September 30, 2024
Operating revenue	$16,673	$15,677
Adjusted for:
Third-party refinery sales	(1,476)	(1,083)
Operating revenue, adjusted	$15,197	$14,594
Less: main cabin revenue	(6,063)	(6,309)
Operating revenue, adjusted related to premium products and diverse revenue streams	$9,134	$8,285	10%
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	60%	57%	3	points

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Operating expense	$14,989	$14,280
Adjusted for:
Aircraft fuel and related taxes	(2,570)	(2,747)
Third-party refinery sales	(1,476)	(1,083)
Profit sharing	(392)	(320)
Non-Fuel Cost	$10,551	$10,130

	Three Months Ended		3Q25 vs 3Q24 % Change
	September 30, 2025	September 30, 2024
CASM (cents)	18.96	18.75
Adjusted for:
Aircraft fuel and related taxes	(3.25)	(3.61)
Third-party refinery sales	(1.87)	(1.42)
Profit sharing	(0.50)	(0.42)
CASM-Ex	13.35	13.30	0.3%

	Nine Months Ended		% Change
	September 30, 2025	September 30, 2024
CASM (cents)	19.11	19.32
Adjusted for:
Aircraft fuel and related taxes	(3.30)	(3.77)
Third-party refinery sales	(1.63)	(1.63)
Profit sharing	(0.44)	(0.45)
CASM-Ex	13.73	13.48	1.8%

Operating Expense, adjusted

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Operating expense	$14,989	$14,280
Adjusted for:
Third-party refinery sales	(1,476)	(1,083)
MTM adjustments and settlements on hedges	(11)	24
Operating expense, adjusted	$13,502	$13,221

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	September 30,	September 30,	% Change	September 30,	September 30,	% Change
(in millions, except per gallon data)	2025	2024		2025	2024
Total fuel expense	$2,570	$2,747		$2.26	$2.51
Adjusted for:
MTM adjustments and settlements on hedges	(11)	24		(0.01)	0.02
Total fuel expense, adjusted	$2,559	$2,771	(8)%	$2.25	$2.53	(11)%

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR ("gross leverage") because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes total operating lease liabilities (including fleet, ground and other) and sale-leaseback financing liabilities. We calculate EBITDAR by adding depreciation and amortization to operating income, adjusted and adjusting for the fixed portion of operating lease expense.

(in millions)	September 30, 2025
Debt and finance lease obligations	$14,879
Plus: operating lease liabilities	6,099
Plus: sale-leaseback financing liabilities	1,793
Plus: unamortized discount/(premium) and debt issue cost, net and other	(1)
Adjusted debt	$22,769

Twelve Months Ended
(in millions)	September 30, 2025
GAAP operating income	$6,072
Adjusted for:
MTM adjustments and settlements on hedges	(4)
Operating income, adjusted	6,068
Adjusted for:
Depreciation and amortization	2,459
Fixed portion of operating lease expense	983
EBITDAR	$9,510

Adjusted Debt to EBITDAR	2.4x

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

				3Q25 vs 4Q24 $ Change
(in millions)	September 30, 2025	December 31, 2024	September 30, 2024
Debt and finance lease obligations	$14,879	$16,194	$17,697
Plus: sale-leaseback financing liabilities	1,793	1,835	1,849
Plus: unamortized discount/(premium) and debt issue cost, net and other	(1)	26	38
Adjusted debt and finance lease obligations	$16,670	$18,055	$19,584
Plus: fleet operating lease liabilities	2,790	3,178	3,296
Adjusted gross debt	$19,460	$21,234	$22,880
Less: cash and cash equivalents	(3,791)	(3,069)	(3,977)
Less: LGA restricted cash	(83)	(184)	(220)
Adjusted net debt	$15,586	$17,980	$18,682	$(2,394)

Gross Capital Expenditures. We adjust capital expenditures for the following item to determine gross capital expenditures for the reason described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Flight equipment, including advance payments	$930	$1,053
Ground property and equipment, including technology	230	275
Adjusted for:
Net cash flows related to certain airport construction projects	(47)	(59)
Gross capital expenditures	$1,113	$1,270

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and (iii) net redemptions of short-term investments. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Net cash provided by operating activities	$1,847	$1,274
Net cash used in investing activities	(1,035)	(1,123)
Adjusted for:
Pension plan contributions	6	—
Net cash flows related to certain airport construction projects and other	15	61
Net redemptions of short-term investments	—	(117)
Free cash flow	$833	$95